EXHIBIT 99.1

PREMIERWEST BANCORP
ANNOUNCES THIRD QUARTER EARNINGS OF $1.3 MILLION

MEDFORD, OR – October 22, 2008: PremierWest Bancorp (NASDAQ – PRWT) announced net income of $1.3 million for the quarter ended September 30, 2008. Earnings per share on a fully diluted basis were $0.05. Earnings for the nine months ended September 30, 2008 were $3.7 million or $0.16 per fully diluted share. Chief Executive Officer, John Anhorn, stated, “The current state of the financial markets reflects lending practices that have evolved over the past few years. We, as an institution, have strived to stay above much of the turmoil by following our stick-to-the-fundamentals approach to banking. We did not make subprime loans, and we did not invest in Fannie Mae or Freddie Mac preferred stock. Our approach has succeeded, in part, as evidenced by our ability to strengthen our loan loss reserves and continue to produce quarterly profits. Nevertheless, the downturn in real estate markets has affected several of our borrowing relationships. We are working hard to accelerate our return to top tier performance levels.”

For the third quarter just ended, items of significance included:

  The bank remained “Well Capitalized” with a risk-based capital ratio of approximately 11.36 percent.
  Net interest margin, on a tax equivalent basis, was 4.67 percent, decreasing 21 basis points as compared to last quarter due to interest reversals and interest income lost from non-performing loans.
  Non-performing assets increased to $61.5 million, or 4.2 percent of total assets, related primarily to loans adversely affected by the real estate downturn.
  Provision for loan losses was $4.8 million, a decrease of $475 thousand from the prior quarter. This represents lost earnings after tax of $0.14 per fully diluted share.
  Charge-offs of non-performing loans during the quarter totaled $8.6 million. Recoveries of previously charged-off loans totaled $364 thousand.

Anhorn continued stating, “Real estate values have declined. Concerns over the economy and stability of the financial markets have also affected the real estate market. We remain confident in the soundness of our bank and its potential. We are dealing aggressively with non-performing assets and are meticulously evaluating risk in our entire loan portfolio. During this most recent quarter, $8.6 million in non-performing loans were charged off and a $4.8 million loan loss provision was charged against earnings. We are focused on promoting our safety and soundness for the protection of our greatest asset—our customers.”

Jim Ford, President, added, “Our core deposits have remained relatively stable. We remain Well Capitalized by all regulatory standards and, despite the narrowing of our net interest margin, continue to perform in the upper tier of our peer group of banks in margin performance. While the forward economic trend deviated from the expectations we held at the end of last year, we remain confident in our ability to use this period of consolidation in the industry to strengthen our competitive position in the markets we serve. We do this with a fresh approach in our marketing and service strategies and by continuing to focus on improving our operating efficiency. Our business footprint is sound and ripe with opportunity as the economy recovers. The potential for organic growth from existing branches in a number of our markets is significant and is driving much of our business development strategy at this point in time.”

CREDIT QUALITY

Our Special Assets team is successfully working through various non-performing credit relationships as evidenced by the progress achieved this quarter in the successful resolution of a number of previously reported non-performing assets and one large relationship described in more detail below. With the receipt of new appraisals and in recognition of the current real estate values, $8.6 million in previously identified non-performing loans were charged off this quarter. After the charge-offs, our reserve for loan and lease losses remains strong at $21.0 million or 1.7 percent of total loans.

Total non-performing assets were $61.5 million at September 30, 2008, up from $41.9 million at June 30, 2008. Non-performing assets are concentrated in 11 relationships comprising $53.7 million or 87.3 percent of the total. Management continues to take a conservative, proactive approach in evaluating the current portfolio of loans, particularly in view of the ongoing volatility in real estate valuations. Consistent with our June 30, 2008 release, we provide below an updated summary addressing the status of previously reported non-performing assets and additions that occurred during the quarter.

The first previously reported relationship consists of multiple loans secured by real estate in northern California that totaled $14.1 million as of June 30, 2008. This relationship is now at $6.4 million as the result of a $1.0 million paydown and our decision to charge off $5.0 million during the quarter. Two additional loans totaling $1.7 million with separate sources of repayment were restored to accrual status and remain current. Foreclosure by another lender against our guarantor on an adjacent property during the second quarter and the borrower filing personal bankruptcy during the third quarter led to the actions we have taken. We intend to continue to work through foreclosure of the real estate and to ensure any bankruptcy proceeds available are properly applied to this relationship. A reserve for impairment on the remaining credit relationship had been previously established.

The second previously reported non-performing relationship is comprised of two purchased participation loans: the first is secured with approved residential lots and the second with unimproved land also in northern California. We purchased a minority position from two separate financial institutions, each with a national presence. The borrower is a well-known local real estate development company that was impacted by the decline in real estate activity in late 2007. One of the guarantors has since filed for personal bankruptcy. The $5.0 million credit was reported as non-performing with the December 31, 2007 earnings release. The related $7.3 million credit was placed on non-accrual status during the first quarter of 2008, at which time a new appraisal was obtained from the lead bank. As these two properties are in close proximity, a reserve for impairment was established in the second quarter of 2008 for both credits. During the third quarter, foreclosure was completed on the $5.0 million participation loan and, as a result of actions by the lead lender $1.3 million was booked as Other Real Estate Owned with the balance being charged against the loan loss reserve. We are working with the lead bank on marketing this property. The second participation is in the final stages of foreclosure with a resolution expected during the fourth quarter.

The third previously reported relationship consists of two loans originally totaling $6.8 million that were acquired at the time of our merger with Stockmans in January of this year. The relationship was secured with undeveloped property in central and northern California and was identified and discussed in detail during our pre-merger due diligence of Stockmans. The northern California property, comprising $2.3 million of the total, was foreclosed on in the second quarter with a charge-off of $1.3 million and the remaining $1.0 million balance included as Other Real Estate Owned. During the third quarter, we have been actively marketing this property with interest expressed by several parties. The second credit consists of a $4.5 million credit secured by undeveloped real estate with a significant loan from a third-party investor group in second position behind our lien. The borrower continues to keep this loan current while both parties negotiate a workout. We had previously established a specific reserve for impairment on this credit, which management believes is sufficient given the value of the property as well as guarantor support.

The fourth previously reported relationship consisted of a $3.1 million credit secured with Class A commercial office space in the Portland, Oregon area. This credit was paid in full during the quarter with no loss sustained by the Bank.

The fifth previously reported relationship totaling $3.0 million is comprised of multiple loans secured by approved residential building lots and by completed and partially completed residential units, all situated in central Oregon. During this quarter, negotiations continued with the borrower to obtain the collateral and to restructure the remaining debt with a goal of avoiding any further loss. Once the Bank obtains the underlying collateral, it will be marketed and any deficiency pursued.

The sixth previously reported credit consists of notes totaling $2.8 million. The loans were for property acquisition and development as well as residential unit construction in central Oregon. Based on updated appraisals and cross collateral/cross default provisions, we do not anticipate any significant loss when we obtain the underlying collateral through foreclosure or restructuring of the debt. We have been working with the borrower to bring this relationship to a positive conclusion.

A number of credit relationships totaling $30.8 million were moved to non-performing status during the most recent quarter. The first of these credit relationships consists of multiple notes totaling $10.7 million, all secured by commercial property including an assisted living facility, commercially zoned land and a non-owner occupied commercial building. Two of the properties are in Oregon and one in Northern California. The borrower has experienced severe cash flow difficulties and is attempting to sell assets. We have obtained updated appraisals on the properties and, as a result, have established an impairment. Negotiations with the borrower are on-going and legal actions have been initiated.

The second relationship consists of two notes totaling $6.3 million. This relationship is secured by two residential developments in Central Oregon. Based on updated appraisals, a specific reserve for impairment has been established for these credits, and negotiations with the borrower continue.

The third relationship consists of multiple notes totaling $6.3 million. This borrower has been impacted by a real estate related business that failed with the downturn of the mortgage lending industry. He has been working with all of his creditors to establish an orderly plan to sell assets. Our collateral consists of residential development lots, a utility system infrastructure and other commercial property in Southern Oregon. We have agreed to a restructure of this credit and will be monitoring it closely for performance. Based on current collateral values, we anticipate no loss at this time.

The fourth credit relationship moved to non-performing status during the quarter consists of notes totaling $4.8 million. The notes are secured by residential lots or bare land in Central Oregon. Updated appraisals have been ordered and a specific reserve for impairment has been established based on management’s evaluation of the collateral value.

The last of the new credit relationships moved to non-performing status this quarter is comprised of loans totaling $2.7 million. The collateral includes two commercial buildings and two completed spec homes in Southern Oregon. A restructure plan was in place during the third quarter; however, due to delays in the sale of collateral securing one of the loans, the relationship went past due over 90 days as of quarter end. We are working with the borrower on the restructure plan and anticipate a reduction of the debt during the fourth quarter. Based on appraised values of the remaining collateral, we anticipate no loss on this relationship.

As reported last quarter, the bank strengthened its concentration of resources directed at dealing with non-performing assets in late 2007 to provide a proactive, centralized and focused approach to expediting potential collections, recoveries, workouts and liquidations of criticized assets. The continuing results from these actions were evident during the most recent quarter with foreclosure actions commenced and liquidations scheduled or initiated. More importantly, this team is working closely with borrowers that are motivated to resolve their financial issues through properly collateralized restructures and workouts. In addition, the team is proactive in contacting distressed asset investors in anticipation of soliciting interest in acquiring notes or foreclosed property. The holding costs of certain other real estate owned are being reviewed as current volatile market conditions may warrant holding some foreclosed assets for future gains. With shareholder value in mind, our team will continue to evaluate these assets and act accordingly.

NET INTEREST MARGIN

Net interest income totaled $15.6 million for the quarter ended September 30, 2008, down slightly from $15.7 million for the previous quarter. The Company’s tax adjusted net interest margin for the quarter ended September 30, 2008 was 4.67 percent, compared to 4.88 percent for the quarter ended June 30, 2008. The decline in the net interest margin is attributable to an increase in interest reversals of approximately $218 thousand related to loans moved to non-accrual status during the quarter and an increase of $217 thousand in interest income that would have otherwise been recorded on loans that were on non-accrual status during the quarter. These factors accounted for a 13 basis point decrease in what we otherwise would have reported. The balance of the decline in net interest income occurred primarily as a result of the yield on our investment portfolio declining due to maturities of higher yielding securities during the quarter. Nonetheless, we are confident that third quarter results will, once again, demonstrate that our net interest margin is among the strongest for our peer group of banks.

DEPOSIT & LOAN GROWTH

Gross outstanding loans at September 30, 2008 totaled $1.27 billion, essentially unchanged from the previous quarter’s total. Total deposits amounted to $1.23 billion at September 30, 2008, up slightly from the $1.22 billion at the end of the previous quarter. Non-interest bearing checking account balances totaled $231 million or 18.8 percent of total deposits at September 30, 2008. Rich Hieb, Senior Executive Vice President and Chief Operating Officer, stated, “Although there is intense competition for core deposits, our People doing Business with People approach remains the cornerstone to building solid relationships. Core deposit accounts continued to grow this quarter as depositors sought safety; and, we expect continued growth as depositors migrate towards solid community focused banks, and we become better known in our newer locations.”

NON-INTEREST INCOME

Non-interest income increased $228 thousand, or 9.9 percent when compared to the same period in 2007, largely as a result of the acquisition of Stockmans Financial Group. On a sequential quarter basis, non-interest income declined $63 thousand or 2.4 percent with no dominant factor driving the decline.

NON-INTEREST EXPENSE

On a sequential quarter basis, non-interest expense declined $735 thousand. The majority of the decline is attributable to the absence in the third quarter of non-recurring expenses incurred during the second quarter, related to our acquisition and subsequent integration of Stockmans Bank to our Information Technology platform. Additionally, during the third quarter, we achieved a substantial reduction in credit portfolio related legal fees. The improvement in expense control positively influenced our efficiency ratio. This important ratio was 63.1 percent for the quarter ended September 30, 2008, compared to 66.2 percent from the immediately preceding quarter.

Non-interest expense increased $1.6 million from $9.8 million during the third quarter of 2007 to $11.4 million during the quarter ending September 30, 2008, primarily as a result of the acquisition of Stockmans in January of 2008.

CAPITAL

At September 30, 2008, PremierWest remained “Well Capitalized” as measured by all regulatory standards. John Anhorn stated, “Our previously announced intention to re-establish and sustain our top-tier earnings performance and to maintain our well-capitalized position while continuing our cash dividend program continues to be our primary focus. While we believe that all of the foregoing is achievable, we also recognize that safety and soundness is essential in maintaining customer confidence and is of the highest priority during this period of temporary turbulence in the financial markets. Accordingly, we will continually assess our profitability and capital growth objectives until the financial market environment returns to something that we believe is more normal.”

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon, and operates primarily through its subsidiary PremierWest Bank. PremierWest Bank offers expanded banking-related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.

PremierWest Bank was created following the merger of the Bank of Southern Oregon and Douglas National Bank in May, 2000. In April, 2001, PremierWest Bancorp acquired Timberline Bancshares, Inc. and its wholly-owned subsidiary, Timberline Community Bank, with eight branch offices located in Siskiyou County in northern California. In January, 2004, PremierWest acquired Mid Valley Bank with five branch offices located in the northern California counties of Shasta, Tehama and Butte. In January, 2008, PremierWest acquired Stockmans Financial Group, and its wholly owned subsidiary, Stockmans Bank, with five full service banking offices in the Sacramento, California area. During the last several years, PremierWest expanded into the Klamath Falls and Central Oregon communities of Bend and Redmond, and into Yolo, Butte, and Placer counties in California.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in PremierWest’s filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. We make forward-looking statements in this press release about the prospects for earnings growth, deposit and loan growth, capital levels, our dividend program, expected peer rankings, the effective management of our credit quality, the collectability of identified non-performing loans and the adequacy of our Allowance for Loan Losses.

PREMIERWEST BANCORP
FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)

					For the three
EARNINGS AND PER SHARE DATA					months ended
					June 30,
For the Three Months Ended September 30	2008	2007	Change	% Change	2008	Change	% Change

Interest income	$ 22,703	$ 21,540	$ 1,163	5.4%	$ 22,716	$ (13)	-0.1%
Interest expense	7,149	7,250	(101)	-1.4%	6,977	172	2.5%

Net interest income	15,554	14,290	1,264	8.8%	15,739	(185)	-1.2%
Provision for possible loan losses	4,750	225	4,525	2011.1%	5,225	(475)	-9.1%
Non-interest income	2,536	2,308	228	9.9%	2,599	(63)	-2.4%
Non-interest expense	11,420	9,828	1,592	16.2%	12,155	(735)	-6.0%

Pre-tax income	1,920	6,545	(4,625)	-70.7%	958	962	100.4%
Provision for income taxes	632	2,502	(1,870)	-74.7%	313	319	101.9%

Net income	$ 1,288	$ 4,043	$ (2,755)	-68.1%	$ 645	$ 643	99.7%

Basic earnings per share	$ 0.05	$ 0.23	$ (0.18)	-78.3%	$ 0.03	$ 0.02	66.7%

Diluted earnings per share	$ 0.05	$ 0.22	$ (0.17)	-77.3%	$ 0.03	$ 0.02	66.7%

Average shares outstanding--basic	22,398,418	17,007,857	5,390,561	31.7%	22,390,198	8,220	0.0%
Average shares outstanding--diluted (1)	22,424,008	18,449,381	3,974,627	21.5%	22,396,475	27,533	0.1%

For the Nine Months Ended September 30

Interest income	$ 68,357	$ 61,237	$ 7,120	11.6%
Interest expense	21,997	19,799	2,198	11.1%

Net interest income	46,360	41,438	4,922	11.9%
Provision for possible loan losses	13,050	500	12,550	2510.0%
Non-interest income	7,386	6,610	776	11.7%
Non-interest expense	35,049	29,173	5,876	20.1%

Pre-tax income	5,647	18,375	(12,728)	-69.3%
Provision for income taxes	1,911	7,023	(5,112)	-72.8%

Net income	$ 3,736	$ 11,352	$ (7,616)	-67.1%

Basic earnings per share	$ 0.16	$ 0.65	$ (0.49)	-75.4%

Diluted earnings per share	$ 0.16	$ 0.61	$ (0.45)	-73.8%

Average shares outstanding--basic	21,905,440	17,022,356	4,883,084	28.7%
Average shares outstanding--diluted (1)	21,948,588	18,512,521	3,436,067	18.6%

(1) Conversion of the Company's preferred stock would be antidilutive as of June 30, and September 30, 2008. Hence, fully diluted average shares outstanding have been adjusted at June 30 and September 30, 2008, accordingly despite the fact that the preferred shares are mandatorily convertible in November 2008.

SELECTED FINANCIAL RATIOS
(annualized)
				For the three
				months ended
For the Three Months Ended September 30	2008	2007	Change	June 30, 2008	Change

Yield on average gross loans (1)	6.95%	8.63%	(1.68)	7.11%	(0.16)
Yield on average investments (1)	2.96%	5.02%	(2.06)	4.01%	(1.05)
Total yield on average earning assets (1)	6.81%	8.60%	(1.79)	7.03%	(0.22)
Cost of average interest bearing deposits	2.60%	3.64%	(1.04)	2.65%	(0.05)
Cost of average borrowings	4.44%	5.61%	(1.17)	4.83%	(0.39)
Cost of average total deposits and borrowings	2.20%	2.98%	(0.78)	2.23%	(0.03)
Cost of average interest bearing liabilities	2.70%	3.75%	(1.05)	2.74%	(0.04)
Net interest spread	4.61%	5.62%	(1.01)	4.80%	(0.19)
Net interest margin (1)	4.67%	5.72%	(1.05)	4.88%	(0.21)

Net (charge-offs) recoveries to average loans	-0.98%	0.02%	(1.00)	0.35%	(1.33)
Allowance for loan losses to loans	1.65%	1.14%	0.51	1.92%	(0.27)
Allowance for loan losses to non-performing loans	35.64%	275.91%	(240.27)	60.06%	(24.42)
Non-performing loans to total loans	4.64%	0.41%	4.23	3.19%	1.45
Non-performing assets to total assets	4.17%	0.37%	3.80	2.81%	1.36

Return on average equity	2.70%	12.84%	(10.14)	1.37%	1.33
Return on average assets	0.34%	1.46%	(1.12)	0.18%	0.16

Efficiency ratio (2)	63.13%	59.21%	3.92	66.17%	(3.04)

For the Nine Months Ended September 30

Yield on average gross loans (1)	7.21%	8.64%	(1.43)
Yield on average investments (1)	3.72%	5.37%	(1.65)
Total yield on average earning assets (1)	7.11%	8.60%	(1.49)
Cost of average interest-bearing deposits	2.80%	3.53%	(0.73)
Cost of average borrowings	4.99%	5.67%	(0.68)
Cost of average total deposits and borrowings	2.36%	2.87%	(0.51)
Cost of average interest-bearing liabilities	2.90%	3.63%	(0.73)
Net interest spread	4.75%	5.73%	(0.98)
Net interest margin (1)	4.83%	5.83%	(1.00)

Net (charge-offs) recoveries to average loans	-1.01%	0.02%	(1.03)
Allowance for loan losses to loans	1.65%	1.14%	0.51
Allowance for loan losses to non-performing loans	35.64%	275.91%	(240.27)
Non-performing loans to total loans	4.64%	0.41%	4.23
Non-performing assets to total assets	4.17%	0.37%	3.80

Return on average equity	2.70%	12.46%	(9.76)
Return on average assets	0.34%	1.44%	(1.10)

Efficiency ratio (2)	65.21%	60.72%	4.49

(1)	Tax equivalent
(2)	Non-interest expense divided by net interest income plus non-interest income

PREMIERWEST BANCORP
FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)
					Balance Sheet
BALANCE SHEET					at June 30,
At September 30	2008	2007	Change	% Change	2008	Change	% Change

Fed funds sold and investments	$ 43,692	$ 8,188	$ 35,504	433.6%	$ 38,102	$ 5,590	14.7%

Gross loans	1,268,536	1,002,441	266,095	26.5%	1,273,679	(5,143)	-0.4%
Allowance for loan losses	(20,960)	(11,387)	(9,573)	84.1%	(24,423)	3,463	-14.2%

Net loans	1,247,576	991,054	256,522	25.9%	1,249,256	(1,680)	-0.1%
Other assets	181,951	115,671	66,280	57.3%	202,572	(20,621)	-10.2%

Total assets	$ 1,473,219	$ 1,114,913	$ 358,306	32.1%	$ 1,489,930	$ (16,711)	-1.1%

Non-interest-bearing deposits	$ 230,619	$ 193,666	$ 36,953	19.1%	$ 234,672	$ (4,053)	-1.7%
Interest-bearing deposits	995,299	732,735	262,564	35.8%	986,139	9,160	0.9%

Total deposits	1,225,918	926,401	299,517	32.3%	1,220,811	5,107	0.4%
Borrowings	44,281	52,098	(7,817)	-15.0%	66,433	(22,152)	-33.3%
Other liabilities	14,730	11,266	3,464	30.7%	14,398	332	2.3%
Stockholders' equity	188,290	125,148	63,142	50.5%	188,288	2	0.0%

Total liabilities and stockholders' equity	$ 1,473,219	$ 1,114,913	$ 358,306	32.1%	$ 1,489,930	$ (16,711)	-1.1%

Period end shares outstanding (1)	23,572,811	18,164,288	5,408,523	29.8%	23,561,349	11,462	nm
Book value per share	$ 8.04	$ 6.89	$ 1.15	16.7%	$ 7.99	$ 0.05	0.6%
Tangible book value per share	$ 4.74	$ 5.65	$ (0.91)	-16.1%	$ 4.67	$ 0.07	1.5%

Allowance for loan losses:
Balance beginning of period	$ 11,450	$ 10,877	$ 573	5.3%	$ 11,450	$ -	nm
Balance-sheet reclassification (2)	-	(255)	255	nm	-	-	nm
Finance portfolio purchased (3)	-	436	(436)	nm	-	-	nm
Acquired from Stockmans Bank merger	9,112	-	9,112	nm	9,112	-	nm
Provision for loan losses	13,050	500	12,550	2510.0%	8,300	4,750	57.2%
Net (charge-offs) recoveries	(12,652)	(171)	(12,481)	7298.8%	(4,439)	(8213)	185.0%

Balance end of period	$ 20,960	$ 11,387	$ 9,573	84.1%	$ 24,423	$ (3,463)	-14.2%

Non-performing assets:
Non-performing loans	$ 55,864	$ 3,471	$ 52,393	1509.4%	$ 40,532	$ 15,332	37.8%
Real estate owned	2,669	-	2,669	nm	1,244	1,425	114.5%
90-day past due not on non-accrual	2,948	656	2,292	349.4%	130	2,818	2167.7%

Total non-performing assets	$ 61,481	$ 4,127	$ 57,354	1389.7%	$ 41,906	$ 19,575	46.7%

Notes:
 (1) Amount includes 11,000 shares of preferred stock issued November 17, 2003 as if converted into common stock at a conversion ratio of 106.35 to 1 for a total of 1,169,925 common shares.
(2) Amount reclassified from the allowance for loan losses to other liabilities in accordance with Financial Accounting Standard No. 5. The amount reclassified represents the off-balance sheet credit exposure related to unfunded commitments to lend and letters of credit.
(3) Amount resulting from the purchase of a consumer finance loan portfolio on June 29, 2007.

					For the three
					months ended
For the Three Months Ended September 30	2008	2007	Change	% Change	June 30, 2008	Change	% Change

Average fed funds sold and investments	$ 44,074	$ 9,319	$ 34,755	372.9%	$ 36,883	$ 7,191	19.5%
Average loans, gross	1,284,678	990,231	294,447	29.7%	1,268,015	16,663	1.3%
Average total assets	1,495,529	1,102,091	393,438	35.7%	1,470,640	24,889	1.7%
Average non-interest-bearing deposits	236,220	198,045	38,175	19.3%	238,714	(2,494)	-1.0%
Average interest-bearing deposits	997,605	724,993	272,612	37.6%	978,392	19,213	2.0%
Average total deposits	1,233,825	923,038	310,787	33.7%	1,217,105	16,720	1.4%
Average total borrowings	56,936	42,654	14,282	33.5%	45,580	11,356	24.9%
Average stockholders' equity	189,952	124,962	64,990	52.0%	190,852	(900)	-0.5%

For the Nine Months Ended September 30
Average fed funds sold and investments	$ 38,434	$ 10,412	$ 28,022	269.1%
Average loans, gross	1,250,709	945,424	305,285	32.3%
Average total assets	1,449,040	1,056,148	392,892	37.2%
Average non-interest-bearing deposits	232,435	194,117	38,318	19.7%
Average interest-bearing deposits	966,622	696,479	270,143	38.8%
Average total deposits	1,199,057	890,596	308,461	34.6%
Average total borrowings	45,631	33,198	12,433	37.5%
Average stockholders' equity	184,909	121,852	63,057	51.7%

LOANS BY CATEGORY
(All amounts in 000's)
(unaudited)

	9/30/2008	6/30/2008

Agricultural/Farm	$ 47,473	$ 60,009
Commercial and Industrial	265,776	272,689
Commercial Real Estate - Owner Occupied	253,668	246,048
Commercial Real Estate - Non-Owner Occupied	592,125	584,328
Consumer	105,787	104,621
Other	3,708	5,983

	$ 1,268,537	$ 1,273,678

Commercial Real Estate
Owner Occupied
Commercial Term	$ 219,977	$ 211,532
Commercial Construction	20,284	20,001
Single Family Residential Construction
Oregon	1,071	1,271
California	12,336	13,244

Total Owner Occupied	253,668	246,048

Non-Owner Occupied
Commercial Term	$ 302,638	$ 300,737
Commercial Construction	62,491	64,519
Single Family Residential Construction
Oregon
Pre-Sold	3,093	2,962
Speculative	4,937	6,940
Builder Inventory	18,526	10,987

Total Oregon	26,556	20,889

California
Pre-Sold	1,779	701
Speculative	4,033	5,542
Builder Inventory	11,131	13,578

Total California	16,943	19,821

Commercial - Land Acquisition and Development	30,749	25,059
Commercial - Land Only	48,925	56,418
Residential - Land Acquisition and Development	103,823	96,885

Total Non-Owner Occupied	$ 592,125	$ 584,328